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                                                                     EXHIBIT 2.4

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

       This amended and restated agreement of sale and purchase (hereinafter, the "Agreement") is made and entered into as of the 30th day of December, 1998, by and between Next Generation Media Corp., a Nevada corporation (hereinafter "NexGen" or "Seller") and T.C. Equities, Ltd., a Bahamas corporation ("Buyer").

       WHEREAS, the parties hereto entered into a Stock Purchase Agreement dated as of May 4, 1998 (the "Prior Agreement"); and

       WHEREAS, due to changed circumstances the parties to the Prior Agreement and this Agreement wish to amend and restate their agreement in order to facilitate the closing of the transactions contemplated thereby and hereby; and

       WHEREAS, Seller and Buyer have entered into an Amended and Restated Securities Subscription Agreement governing Buyer's subscription to a total of 70,000 shares of preferred stock of NexGen, and that to induce Buyer to enter into such agreement and certain amendments thereto, Seller agreed to transfer to Buyer a controlling interest in UNICO, Inc., a Delaware corporation ("UNICO"); and

       WHEREAS, Seller represents that it has transferred a Controlling Interest (as defined herein) in UNICO to Buyer;

       WHEREAS, in order to comply with the terms of the aforementioned Amended and Restated Securities Subscription Agreement the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                               THE PURCHASE PRICE

       1.1 Amount. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the securities held by Seller in UNICO (the "Purchased Stock") which shall represent a Controlling Interest in UNICO for the total sum of One Dollar and No Cents ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

       1.2 Payment. Buyer (i) has delivered to Seller with the execution of the Prior Agreement, the purchase price of the Purchased Stock then held by Seller to be transferred to the Escrow Agent (as defined in the Amended and Restated Escrow Agreement of even date herewith) and (ii) shall deliver to Seller with the execution and delivery hereof, the Amended and Restated Securities Subscription Agreement and the Amended and Restated Escrow Agreement. The "Closing" shall mean the effective date of the merger of Seller's subsidiary, United Marketing Merger Corp., with and into United Marketing Solutions Inc. ("UMSI"), a subsidiary of NexGen.

       1.3 Additional Undertaking. In conjunction with the sale of Purchased Stock being sold herein and receiving payment as provided for herein, Seller shall deliver to Buyer, prior to the Closing, (1) a letter or letters from all but one of the existing directors of UNICO in which such directors resign as directors of UNICO and (2) a letter from the remaining director of UNICO stating that such director has appointed new members of the board of directors of UNICO designated in advance by the Buyer and then, effective as of the Closing, resigning as the final director of the incumbent board of directors of UNICO.


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                                   ARTICLE II
                                 REPRESENTATIONS

1. The Seller makes the following representations and warranties to the best of its knowledge and based on representations made to Seller by UNICO:

       (a) UNICO was incorporated in the State of Delaware on April 11, 1984. UNICO sold 805,000 shares of its common stock to the public pursuant to an S-18 offering statement filed with the U.S. Securities and Exchange Commission (the "SEC"). As of the Closing, UNICO will have outstanding 5,631,395 shares of common stock, par value $0.01 per share ("Common Stock").

       (b) Seller has delivered to Buyer true copies of all of the filings by UNICO with the SEC (together with the filing reference numbers) for the past three (3) years.

       (c) UNICO's authorized capital consists of 20,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share ("Unico Preferred") of which Seller has one designated series (the "Unico Series C Preferred"). All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. There are no shares of Unico Preferred issued and outstanding. The Seller has delivered to the Buyer UNICO's Certificate of Incorporation and By-laws, which shall be the original sets where practical, each as amended and in effect as of the Closing and a Certificate of Good Standing from the Secretary of State of Delaware and evidence of the payment of all Delaware state franchise taxes by UNICO. As of the Closing, Seller shall have no more than 3,700,000 common shares and 320,000 preferred shares issued and outstanding, provided, however, that Seller may have outstanding certain additional securities convertible into common stock of Seller pursuant to a private placement transaction to be undertaken by Seller subsequent to the execution of this Agreement (the "NexGen Private Placement").

       (d) There are no actions, suits, proceedings, governmental investigations, judgments, orders, injunctions or decrees pending, outstanding or threatened against UNICO of any kind or nature whatsoever. UNICO has duly filed all tax reports and returns required to be filed by it and UNICO owes no federal, state or local taxes of any kind or nature whatsoever. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal or state income tax return for any period. Additionally, Seller hereby assumes and represents the Representations and Warranties of Seller as set forth in paragraph 2 of the Amended and Restated Stock Purchase Agreement among UNICO, United Marketing Solutions, Inc., Next Generation Media Corp. and United Marketing Merger Corp., dated as of December 30, 1998 (the "Amended and Restated NexGen-Unico Stock Purchase Agreement"), and attached hereto.

       (e) Certain of UNICO's securities have been registered under the Securities Act of 1933, as amended (except for those securities that are restricted securities under said Securities Act), and there is no action pending by the Blue Sky Commission of any State.

       (f) UNICO will not as of the Closing have any debts, liabilities or obligations of any kind or nature whatsoever, including guarantees of any debts, liabilities or obligations of others, whether


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              contingent or absolute, matured or unmatured, liquidated or unliquidated. The foregoing representation has been evidenced by a Certified Public Accountant by way of a pro forma balance sheet provided to the Buyer pursuant to the Prior Agreement and will be confirmed by a Certified Public Accountant by way of an audited balance sheet provided to the Buyer by the Seller as soon after the Closing as is practicable, but in no event more than three weeks following the Closing.

       (g) As of the Closing, there are no warrants, stock options, debentures, bonds or any other type of securities authorized, reserved, issued or outstanding other than as described herein. Except as described herein, no further securities will be authorized or issued before the Closing, and no preemptive or contractual rights exist with respect to any shares of Common Stock of UNICO other than pursuant to the Amended and Restated NexGen-Unico Stock Purchase Agreement.

       (h) At the Closing, the Seller will deliver to the Buyer a stockholders' list dated as of the Closing which shows the name, address and number of shares owned of record by each shareholder, the list to contain not less than 503 shareholders.

       (i) The Seller has delivered, pursuant to the Prior Agreement, or shall deliver upon the execution hereof: (1) stock certificates for four hundred twenty-eight thousand one hundred eighty-five (428,185) shares of Unico Series C Preferred stock, which were automatically converted as of August 1, 1998, at a rate of one share of Unico Series C Preferred for four shares of Common Stock, into 1,712,740 shares of Common Stock, (2) 359,931 shares of Common Stock held by certain directors of UNICO as set forth in the attached Schedule A, purchased by Seller for delivery to Buyer and (3) 1,800,000 shares of Common Stock purchased by Buyer pursuant to the Amended and Restated NexGen-Unico Stock Purchase Agreement in exchange for forgiveness of indebtedness owed by UNICO to Seller, representing, in the aggregate, not less than 68.77% of the voting power in UNICO (a "Controlling Interest") duly endorsed for transfer to Buyer or accompanied by duly executed stock powers in form sufficient to permit transfer of such shares to Buyer (or Buyer's assigns or nominees), with any necessary stock transfer tax or other documentary tax stamps affixed thereto, together with the certificates of preferred and common stock and evidence of the cancellation of certain promissory notes issued by UNICO and held by Seller as set out in the schedule.

       (j) Pursuant to the Prior Agreement, UNICO has delivered audited financial statements as of December 31, 1997, and a pro forma balance sheet reflecting the finances of UNICO as of the Closing showing no assets and no liabilities.

       (k) The Seller has disclosed to the Buyer all facts material to the condition, assets, liabilities, businesses and operations of UNICO.

       (l) Neither the Seller nor UNICO, nor any agent acting on their behalf, has taken or will take any action which would subject the shares being purchased hereunder to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any State.


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       (m)    The Seller consents to join with the Buyer, either prior to or as of the Closing, in issuing a joint statement to the public through a suitable investor relations consultant as to the nature of the transaction and to assist UNICO in conjunction with the Buyer in preparing the necessary proxy statement which shall contain the Buyer's proposals for UNICO. The costs and expenses for the preparation of such proxy statement shall be borne by UNICO.

2. The Buyer and Seller confirm that all pre-Closing conditions precedent to this Agreement have been satisfied pursuant to the Prior Agreement.

                                   ARTICLE III
                                   THE CLOSING

       This Agreement shall be executed as of the date of execution of the Amended and Restated NexGen-Unico Stock Purchase Agreement. Pending the Closing, Seller and UNICO agree to afford the Buyer and its authorized representatives full access to all of UNICO's book and records.

       Upon delivery of the Purchased Stock, the Buyer agrees that it shall not with respect to such stock held by or on behalf of Buyer, vote, or take part in or consent to, any corporate or shareholders' action of UNICO other than a vote in favor of the merger between United Marketing Solutions, Inc., and United Marketing Merger Corp., (the "Merger") until the Effective Date (as defined in the Amended and Restated NexGen-Unico Stock Purchase Agreement) of the Merger, and Buyer agrees to vote such shares in favor of the Merger. Buyer shall not receive any distribution in connection with the sale of stock of UMSI from UNICO to Seller or the consideration received by UNICO therefor. Buyer further agrees that, until the Effective Date of the Merger, Buyer will not sell, transfer or otherwise dispose of its shares in UNICO.

                                   ARTICLE IV
                         SELLER'S CLOSING CONFIRMATIONS

       Buyer shall receive at the Closing a letter, dated the date of Closing, from Seller to the effect that, to the best of Seller's knowledge and based on representations made to Seller by UNICO:

       (a) UNICO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       (b) No consent of or filing with any federal, state or local authority is required in connection with the execution, delivery and performance of this Agreement by the Seller.

       (c) The authorized capital stock of UNICO consists of twenty million (20,000,000) shares of Common Stock and five million (5,000,000) shares of Unico Preferred stock.

       (d) There are no lawsuits or proceedings before any court or administrative agency pending or threatened against or relating to UNICO, and UNICO is not subject to any threatened or asserted action which could adversely affect or impair the properties of UNICO.

       (e) The Seller shall undertake and employ reasonable business efforts to maintain UNICO's listing on the NASD-OTC bulletin board until the completion of the Merger.

                                    ARTICLE V
                                SUNDRY PROVISIONS


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       6.1    Entire Agreement. This Agreement, together with the Amended and
              Restated Securities Subscription Agreement of even date herewith and the Amended and Restated Escrow Agreement of even date herewith, sets forth the entire understanding between the parties hereto and supercedes all prior agreements, written or oral, concerning the subject matter herein or therein. This Agreement may not be amended except by written agreement signed by all the parties hereto.

       6.2 Binding Agreement. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

       6.3 No Assignment. No Assignment of any rights or obligations hereunder may be made without the express written consent of the other parties hereto.

       6.4 Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by it in connection with the preparation and execution of this Agreement whether or not the sale and purchase provided for herein shall, in fact, be effectuated. Each party hereto, by its execution and delivery of this Agreement, agrees to, and shall indemnify and hold harmless, the other parties hereto from and against any and all liabilities or claims in respect to any such expenses, costs or fees.

       6.5 Descriptive Headings. The descriptive headings of the several Articles and sections of this Agreement are inserted for convenience only and shall not control or affect in any way or to any extent the meaning, construction or interpretation of this Agreement or of any of the provisions hereof.

       6.6 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument, and to have the force and effect of an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

       6.7 Survival of Closing. The provisions of all Articles hereof and all warranties and representations herein shall survive the Closing and shall not be merged in the instrument or instruments of conveyance from Seller to Purchaser.

       6.8 Time. Time is of the essence of this Agreement and of the covenants and provisions hereof.

       6.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to its applicable conflicts of laws provisions.

       6.10 Covenant of Further Assurance. The Buyer and Seller, respectively, covenant and agree, each with the other, that each such party hereto shall from time to time execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, bills of sale, receipts and other instruments, and shall take or cause to be taken such further or other action as the Buyer or Seller, as the case may be, may reasonably deem necessary in order to transfer and assign to and to vest in and confirm to the Buyer or to Seller, as the


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              case may be, title to and possession of all of the rights, privileges, powers, franchises and property agreed to be and intended to be so transferred, assigned, vested and confirmed in such party hereunder, respectively, and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI
                            TERMINATION OF AGREEMENT

       If Buyer fails to approve the Merger, Seller may consider this Agreement null and void without recourse by Buyer other than a return of the Purchased Stock from the Buyer and/or the Escrow Agent. The payment, excluding the payment contained in the Amended and Restated Securities Subscription Agreement of even date herewith, will be considered as liquidated expenses.

                      [SIGNATURES APPEAR ON THE NEXT PAGE]


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       IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

SELLER:  NEXT GENERATION MEDIA CORP.


  /s/  Lawrence Grimes
---------------------------
Name:  Lawrence Grimes
Title: President

BUYER:  T.C. EQUITIES LTD.


  /s/  Peter Fletcher
---------------------------
Name:  Peter Fletcher
Title:  Director


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                                   SCHEDULE A

UNICO CAPITALIZATION:

2,118,655            Shares of Common Stock issued and outstanding before the
                     August 1998 conversion of the Series C Preferred Stock
1,712,740            Shares of Common Stock as a result of the conversion of the
                     Series C Preferred Stock issued and outstanding
1,800,000            Shares of Common Stock sold to NexGen and issued to T.C.
                     Equities subsequent to the Prior Agreement
---------
5,631,395            Total issued and outstanding UNICO Common Stock

              All other capital stock and promissory notes to be cancelled by the Closing.

SHARES TRANSFERRED OR TO BE TRANSFERRED BY NEXGEN TO T.C. EQUITIES LTD:

428,185 shares of Series C Preferred converted
            as of 8/1/98 into common stock:(1)                         1,712,740

168,744 shares of common stock acquired from Bernier(2)                  168,744

178,000 shares of common stock acquired from Bomstad(3)                  178,000

13,187 shares of common stock acquired from Zadjel(4)                     13,187

1,800,000 addition shares of common stock from NexGen received
            as forgiveness of indebtedness of $180,000                 1,800,000
                                                                       ---------
            TOTAL                                                      3,872,671

            3,872,671 / 5,631,395 = 68.77%









----------------------------------
(1) Previously transferred to the Escrow Agent.

(2) Of Mr. Bernier's 215,682 common shares listed in UNICO, Inc.'s 1997 10-K, 46,250 are options that will be cancelled, and 688 shares were never issued. Mr. Bernier's 168,744 shares were previously transferred to the Escrow Agent.

(3) Of Mr. Bomstad's 205,900 common shares listed in UNICO, Inc.'s 10-K, (1) 12,500 are options that will be cancelled, (2) 13,750 are shares that will be cancelled and (3) 1,650 shares were never issued. Mr. Bomstad's 178,000 shares were previously transferred to the Escrow Agent.

(4) Previously transferred to the Escrow Agent.